SOUTHWEST AIRLINES REPORTS RECORD FIRST QUARTER PROFIT

DALLAS, TEXAS - April 21, 2016 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2016 results:

•
Record first quarter net income, excluding special items[1], of $567 million, or $.88 per diluted share, compared with first quarter 2015 net income, excluding special items, of $451 million, or $.66 per diluted share. This exceeded the First Call consensus estimate of $.84 per diluted share.

•	Record first quarter GAAP[2] net income of $511 million, or $.79 per diluted share, compared with first quarter 2015 GAAP net income of $453 million, or $.66 per diluted share.

•
Record first quarter GAAP operating income of $944 million. Excluding special items, record first quarter operating income of $952 million, resulting in a strong first quarter operating margin[3] of 19.7 percent.

•	Record first quarter free cash flow[1] of $1.2 billion; returned $596 million to Shareholders through the combination of dividends and share repurchases.

•
Return on invested capital, before taxes and excluding special items (ROIC)[1], for the 12 months ended March 31, 2016, of 33.4 percent, compared with 25.6 percent for the 12 months ended March 31, 2015.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are delighted to report an outstanding start to 2016. Our first quarter net income, excluding special items, increased 25.7 percent to a first quarter record $567 million, or $.88 per diluted share. Our strong operating income produced a first quarter operating margin, excluding special items, of 19.7 percent, driven largely by record first quarter operating revenues and lower fuel prices. Our investment grade balance sheet, liquidity, and cash flow remain strong. We generated record first quarter free cash flow of $1.2 billion and returned $596 million to Shareholders through the combination of dividends and share buybacks during first quarter 2016. Next month, we expect to complete the repurchase of the remaining $200 million under our existing $1.5 billion share repurchase authorization. For the twelve months ended March 31, 2016, our ROIC was an exceptional 33.4 percent. My congratulations to our superb Employees on these tremendous results and their record first quarter profitsharing accrual of $155 million.

"As expected, operating revenues grew in line with our available seat mile growth of 9.2 percent, which is a very strong performance, especially considering the increase in stage length. The sustained strength of Customer demand for our one-of-a-kind service produced a record first quarter load factor of 80.5 percent. Solid bookings and revenue trends have continued, thus far, in April, and we currently expect modest operating unit revenue growth in second quarter 2016, year-over-year. We are very pleased with our industry outperformance and the ongoing response to our advertising campaign, which highlights TransfarencySM: low fares; nothing to hide; no change fees; bags fly free®; and free live TV4. That's Transfarency!

“We are also pleased with our first quarter unit cost decrease, excluding special items, of 2.6 percent, which benefited primarily from lower jet fuel prices, and also from ongoing fleet modernization benefits and better ontime performance. First quarter economic fuel costs1 declined 11.0 percent to $1.78 per gallon. We currently expect our second quarter 2016 economic fuel costs per gallon to be in the same range5, and below the $2.02 per gallon in second quarter 2015. Excluding fuel, special items, and profitsharing, our first quarter unit costs declined slightly, and we continue to expect modest inflation in our annual 2016 unit costs, as compared with the same year-ago periods.

"In January, we announced our intention to retire our 'Classic' Boeing 737-300 fleet in 2018. Today, we are announcing the retirement date has been accelerated to 2017 to simplify our operations and resolve uncertainty surrounding Federal Aviation Administration (FAA) pilot training requirements for flying both the Classic and Boeing 737-8 (MAX) aircraft. We have been working with our Pilots’ union, Southwest Airlines Pilots’ Association (SWAPA), to mitigate this issue through segmenting the Classic flying, but that effort has been unsuccessful. Given the FAA is not expected to complete training requirements until next year, the only solution now is to avoid flying both the Classics and the MAX. Therefore, the Classics will be retired in 2017 prior to the MAX being placed into revenue service. Indeed, this is a viable and manageable solution, although not preferred. This accelerated retirement of the Classics will result in fewer aircraft and lower available seat mile (capacity) growth in 2017 than previously planned. We are evaluating our fleet plans and intend to continue managing to average annual fleet growth for the three-year period ending 2018 of no more than two percent. Our annual capacity growth over that period is still expected to fall below this year's five to six percent. We will evaluate future growth opportunities, and any resulting capital spending, in a prudent and disciplined manner.

"We reached another exciting milestone in our international expansion last week with the launch of daily service from Los Angeles International Airport to Liberia/Guanacaste, Costa Rica, creating our 13th mainland gateway serving Latin America and the Caribbean. We also filed an application with the U.S. Department of Transportation (DOT) during first quarter 2016 requesting governmental approval to serve Cuba. Subject to approval, we intend to initiate service to Cuba later this year. In addition, as the largest carrier of passengers journeying within and to/from California6, we recently announced new daily service linking Long Beach Airport and Oakland, beginning June 2016. Long Beach will become our 10th airport within California, and the 98th destination in our network.

“Overall, we remain very pleased with the performance of our network. Based on current trends and our outlook for second quarter 2016, we expect another quarter of strong margins and cash flows. We are investing in our future and will remain diligent in our efforts to deliver sustained value to our Employees, Customers, and Shareholders. Congratulations again to our wonderful Employees on a terrific first quarter performance."

Financial Results
The Company's total operating revenues were a first quarter record $4.8 billion, a 9.3 percent increase compared with first quarter 2015, driven largely by first quarter 2016 passenger revenues of $4.4 billion. Operating unit revenues (RASM) were comparable to first quarter 2015, on a 9.2 percent year-over-year increase in available seat miles. Based on current trends, the Company expects modestly positive second quarter 2016 RASM, as compared with second quarter 2015 RASM.

First quarter 2016 total operating revenues included approximately $125 million recorded as a result of the amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. (Chase) during third quarter 2015 and a resulting required change in accounting methodology. This $125 million net benefit reflects an approximate $175 million increase to other revenues offset by an approximate $50 million reduction to passenger revenues. An estimated second quarter 2016 total operating revenue benefit from the amended Chase agreement of approximately $125 million is included in the Company's second quarter 2016 RASM outlook.

Total operating expenses in first quarter 2016 increased 6.8 percent to $3.9 billion, compared with first quarter 2015. Excluding special items in both periods, total operating expenses increased 6.3 percent to $3.9 billion, compared with first quarter 2015. This cost performance includes the impact of the first quarter 2016 ratification of collective bargaining agreements with the Company's Ramp, Operations, Provisioning, and Cargo Agents, as well as its Flight Instructors.

First quarter 2016 economic fuel costs were $1.78 per gallon, including $.56 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.00 per gallon in first quarter 2015, including $.10 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2016, second quarter 2016 economic fuel costs are estimated to be in the $1.75 to $1.80 per gallon range, as compared with second quarter 2015's $2.02 per gallon. As of April 18, 2016, the fair market value of the Company's fuel derivative contracts for the remainder of 2016 was a net liability of approximately $740 million, and a net liability of $640 million for the hedge portfolio in 2017 and 2018, combined. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, first quarter 2016 operating costs increased 9.3 percent from first quarter 2015. First quarter 2016 profitsharing expense was $155 million, compared with $126 million in first quarter 2015. Excluding fuel and oil expense, special items, and profitsharing expense, first quarter 2016 operating costs increased 8.7 percent from first quarter 2015, and decreased 0.5 percent on a unit basis. Based on current trends and excluding fuel and oil expense, special items, and profitsharing expense, the Company expects its second quarter 2016 and annual 2016 unit costs to increase approximately two percent, and approximately one percent, respectively, as compared with the same year-ago periods and largely due to accelerated depreciation expense associated with the planned early retirement of the Classic fleet.

Operating income was a first quarter record $944 million, compared with $780 million in first quarter 2015. Excluding special items, operating income was a first quarter record $952 million, compared with $770 million in first quarter 2015.

Other expenses in first quarter 2016 were $128 million, compared with $57 million in first quarter 2015. The $71 million increase primarily resulted from $114 million in other losses recognized in first quarter 2016, compared with $32 million in first quarter 2015. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items, first quarter 2016 had $34 million in other losses, compared with $26 million in first quarter 2015, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Second quarter 2016 premium costs related to fuel derivative contracts are currently estimated to be in the $45 million to $50 million range, compared with $22 million in second quarter 2015. Net interest expense in first quarter 2016 was $14 million, compared with $25 million in first quarter 2015.

Balance Sheet and Cash Flows
As of March 31, 2016, the Company had approximately $3.6 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during first quarter 2016 was $1.6 billion, capital expenditures were $438 million, and assets constructed for others, net of reimbursements, were $1 million, resulting in free cash flow of $1.2 billion. The Company repaid $56 million in debt and capital lease obligations during first quarter 2016, and intends to repay approximately $550 million in debt and capital lease obligations during the remainder of 2016. The Company will fund the $620 million ProfitSharing contribution as a result of its 2015 results to its ProfitSharing Plan in second quarter 2016.

During first quarter 2016, the Company returned $596 million to its Shareholders through the payment of $96 million in dividends and the repurchase of $500 million in common stock. During first quarter 2016, the Company repurchased $500 million in common stock pursuant to an accelerated share repurchase program launched during the quarter (first quarter 2016 ASR program), and received approximately 9.6 million shares, representing an estimated 75 percent of the shares expected to be repurchased. The Company intends to complete the first quarter 2016 ASR program by April 25, 2016, and subsequently launch an additional $200 million accelerated share repurchase program (second quarter 2016 ASR program), thereby completing its existing $1.5 billion share repurchase program authorized in May 2015. The Company intends to complete the second quarter 2016 ASR program next month.

Fleet
The Company ended first quarter 2016 with 714 aircraft in its fleet. This reflects the delivery of 7 new Boeing 737-800s and 13 pre-owned Boeing 737-700s, as well as the retirement of 10 Boeing 737 Classic aircraft during the first quarter. The Company continues to manage to a year-end 2016 fleet of roughly 720 aircraft. As announced in January 2016, the Company decided to accelerate the retirement of its Classic aircraft to no later than mid-2018. The planned retirement date of its Classic fleet has now been accelerated to no later than third quarter 2017. While the Company expects aircraft at the end of 2017 to decline from year-end 2016 as a result of this decision, it intends to manage to an average annual fleet growth for the three-year period ending 2018 of no more than two percent. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Named to FORTUNE’s list of World’s Most Admired Companies for the 22nd consecutive year. Southwest was ranked as the #7 Most Admired Company, and is the only commercial airline to make the Top Ten.

•	Named a Best Employer in Forbes’ 2016 list.

•	Named Best Low-Cost Carrier in North America for the third consecutive year in Premier Traveler’s Best of 2015.

•	Received the Air Cargo Excellence Gold Award by Air Cargo World magazine, making this the 12th consecutive year Southwest Airlines Cargo® has been honored in the annual Air Cargo Excellence Survey.

•	Named Best Airline (Domestic) and Best Loyalty Airline Card in MONEY Magazine’s Best in Travel Awards.

•	Named among the top 10 on Chief Executive Magazine’s Best Companies for Leaders.

Conference Call
The Company will discuss its first quarter 2016 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://investors.southwest.com

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, ROIC, and free cash flow. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
2Generally Accepted Accounting Principles in the United States.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures.
4Fare difference may apply. First and second checked bags. Weight and size limits apply. Limited time. Where available.
5Based on the Company's existing fuel derivative contracts and market prices as of April 18, 2016.
6Based on the latest statistics reported by the U.S. Department of Transportation.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s expectations with respect to returning value to Shareholders; (ii) the Company's financial outlook, expectations, strategies, and projected results of operations, including specific factors expected to impact the Company’s results of operations; (iii) the Company’s fleet and capacity plans and expectations and the factors expected to impact such plans and expectations; (iv) the Company's expectations related to its management of risk associated with changing jet fuel prices; (v) the Company's network plans and opportunities; and (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior (including with respect to the Company’s co-branded credit card); (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation), governmental actions, and other factors beyond the Company's control, on the Company’s business decisions, plans, and strategies; (iii) the impact of labor matters on the Company’s business decisions, plans, and strategies; (iv) the Company's dependence on third parties, in particular with respect to its fleet plans; (v) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2016	2015	Percent Change
OPERATING REVENUES:
Passenger	$4,398	$4,178	5.3
Freight	42	44	(4.5)
Other	386	192	101.0
Total operating revenues	4,826	4,414	9.3

OPERATING EXPENSES:
Salaries, wages, and benefits	1,539	1,419	8.5
Fuel and oil	852	877	(2.9)
Maintenance materials and repairs	262	229	14.4
Aircraft rentals	59	60	(1.7)
Landing fees and other rentals	302	285	6.0
Depreciation and amortization	290	244	18.9
Acquisition and integration	—	23	n.m.
Other operating expenses	578	497	16.3
Total operating expenses	3,882	3,634	6.8

OPERATING INCOME	944	780	21.0

OTHER EXPENSES (INCOME):
Interest expense	30	32	(6.3)
Capitalized interest	(11)	(6)	83.3
Interest income	(5)	(1)	400.0
Other (gains) losses, net	114	32	256.3
Total other expenses	128	57	124.6

INCOME BEFORE INCOME TAXES	816	723	12.9
PROVISION FOR INCOME TAXES	305	270	13.0
NET INCOME	$511	$453	12.8

NET INCOME PER SHARE:
Basic	$0.80	$0.67	19.4
Diluted	$0.79	$0.66	19.7

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	641	674	(4.9)
Diluted	648	682	(5.0)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,
	2016	2015	Percent Change
Fuel and oil expense, unhedged	$577	$830
Add: Fuel hedge (gains) losses included in Fuel and oil expense	275	47
Fuel and oil expense, as reported	$852	$877
Deduct: Net impact from fuel contracts (1)	(8)	(4)
Fuel and oil expense, (economic)	$844	$873	(3.3)

Total operating expenses, as reported	$3,882	$3,634
Deduct: Net impact from fuel contracts (1)	(8)	(4)
Deduct: Acquisition and integration costs	—	(23)
Add: Litigation settlement	—	37
Total operating expenses, non-GAAP	$3,874	$3,644	6.3
Deduct: Fuel and oil expense, non-GAAP (economic)	(844)	(873)
Operating expenses, non-GAAP, excluding Fuel and oil expense	$3,030	$2,771	9.3
Deduct: Profitsharing expense	(155)	(126)
Operating expenses, non-GAAP, excluding profitsharing and Fuel and oil expense	$2,875	$2,645	8.7

Operating income, as reported	$944	$780
Add: Net impact from fuel contracts (1)	8	4
Add: Acquisition and integration costs	—	23
Deduct: Litigation settlement	—	(37)
Operating income, non-GAAP	$952	$770	23.6

Other (gains) losses, net, as reported	$114	$32
Deduct: Net impact from fuel contracts (1)	(80)	(6)
Other (gains) losses, net, non-GAAP	$34	$26	30.8

Net income, as reported	$511	$453
Add: Net impact from fuel contracts (1)	88	10
Deduct: Income tax impact of fuel contracts	(32)	(3)
Add: Acquisition and integration costs (2)	—	14
Deduct: Litigation settlement (2)	—	(23)
Net income, non-GAAP	$567	$451	25.7

Net income per share, diluted, as reported	$0.79	$0.66
Add: Net impact from fuel contracts (2)	0.09	0.01
Deduct: Impact of special items (2)	—	(0.01)
Net income per share, diluted, non-GAAP	$0.88	$0.66	33.3
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2016	2015
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$—
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(8)	(4)
Impact from fuel contracts to Fuel and oil expense	$(8)	$(4)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$—
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	8	4
Impact from fuel contracts to Operating Income	$8	$4

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(76)	$(19)
Ineffectiveness from fuel hedges settling in future periods	(4)	13
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	—
Impact from fuel contracts to Other (gains) losses, net	$(80)	$(6)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$76	$19
Ineffectiveness from fuel hedges settling in future periods	4	(13)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	8	4
Impact from fuel contracts to Net Income (2)	$88	$10

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended
	March 31,
	2016	2015	Change
Revenue passengers carried	28,603,479	26,442,996	8.2%
Enplaned passengers	34,628,441	32,098,958	7.9%
Revenue passenger miles (RPMs) (000s) (1)	28,408,164	25,860,866	9.9%
Available seat miles (ASMs) (000s) (2)	35,268,149	32,297,465	9.2%
Load factor (3)	80.5%	80.1%	0.4 pts.
Average length of passenger haul (miles)	993	978	1.5%
Average aircraft stage length (miles)	757	739	2.4%
Trips flown	314,537	296,570	6.1%
Seats flown (4)	46,101,321	43,244,404	6.6%
Seats per trip (5)	146.57	145.82	0.5%
Average passenger fare (11)	$153.75	$158.01	(2.7)%
Passenger revenue yield per RPM (cents) (6)(11)	15.48	16.16	(4.2)%
RASM (cents) (7)	13.68	13.67	0.1%
PRASM (cents) (8)(11)	12.47	12.94	(3.6)%
CASM (cents) (9)	11.01	11.25	(2.1)%
CASM, excluding Fuel and oil expense (cents)	8.59	8.53	0.7%
CASM, excluding special items (cents)	10.99	11.28	(2.6)%
CASM, excluding Fuel and oil expense and special items (cents)	8.59	8.58	0.1%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.15	8.19	(0.5)%
Fuel costs per gallon, including fuel tax (unhedged)	$1.22	$1.90	(35.8)%
Fuel costs per gallon, including fuel tax	$1.80	$2.01	(10.4)%
Fuel costs per gallon, including fuel tax (economic)	$1.78	$2.00	(11.0)%
Fuel consumed, in gallons (millions)	472	434	8.8%
Active fulltime equivalent Employees	50,911	47,005	8.3%
Aircraft at end of period (10)	714	679	5.2%
(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(5) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(6) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(7) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(8) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(9) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(10) Aircraft in the Company's fleet at period end.
(11) Refer to the Financial Results section of this release for additional information regarding the impact from the July 2015 amended co-branded credit card agreement with Chase.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	March 31, 2016	March 31, 2015
Operating income, as reported	$4,280	$2,790
Special revenue adjustment (1)	(172)	—
Union contract bonuses	334	9
Net impact from fuel contracts	(319)	23
Acquisition and integration costs	16	132
Litigation settlement	—	(37)
Operating income, non-GAAP	$4,139	$2,917
Net adjustment for aircraft leases (2)	115	123
Adjustment for fuel hedge accounting	(133)	(71)
Adjusted Operating income, non-GAAP	$4,121	$2,969

Average invested capital (3)	$11,250	$11,288
Equity adjustment for hedge accounting	1,082	289
Adjusted average invested capital	$12,332	$11,577

ROIC, pre-tax	33.4%	25.6%

(1) One-time adjustment related to the amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. and a resulting change in accounting methodology.
(2) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(3) Average invested capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,388	$1,583
Short-term investments	1,194	1,468
Accounts and other receivables	511	474
Inventories of parts and supplies, at cost	289	311
Prepaid expenses and other current assets	192	188
Total current assets	4,574	4,024
Property and equipment, at cost:
Flight equipment	19,735	19,462
Ground property and equipment	3,308	3,219
Deposits on flight equipment purchase contracts	1,202	1,089
Assets constructed for others	986	915
	25,231	24,685
Less allowance for depreciation and amortization	9,267	9,084
	15,964	15,601
Goodwill	970	970
Other assets	733	717
	$22,241	$21,312
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,153	$1,188
Accrued liabilities	2,472	2,591
Air traffic liability	3,675	2,990
Current maturities of long-term debt	953	637
Total current liabilities	8,253	7,406

Long-term debt less current maturities	2,355	2,541
Deferred income taxes	2,609	2,490
Construction obligation	825	757
Other noncurrent liabilities	703	760
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,387	1,374
Retained earnings	9,872	9,409
Accumulated other comprehensive loss	(894)	(1,051)
Treasury stock, at cost	(3,677)	(3,182)
Total stockholders' equity	7,496	7,358
	$22,241	$21,312

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$511	$453
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	290	244
Unrealized/realized (gain) loss on fuel derivative instruments	88	11
Deferred income taxes	26	19
Changes in certain assets and liabilities:
Accounts and other receivables	(21)	(130)
Other assets	4	13
Accounts payable and accrued liabilities	313	177
Air traffic liability	685	717
Cash collateral provided to derivative counterparties	(231)	(17)
Other, net	(49)	(35)
Net cash provided by operating activities	1,616	1,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(438)	(573)
Assets constructed for others	(11)	(22)
Purchases of short-term investments	(256)	(316)
Proceeds from sales of short-term and other investments	530	609
Net cash used in investing activities	(175)	(302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	11	13
Proceeds from termination of interest rate derivative instruments	—	12
Reimbursement for assets constructed for others	10	2
Payments of long-term debt and capital lease obligations	(56)	(51)
Payments of cash dividends	(96)	(81)
Repayment of construction obligation	(2)	(2)
Repurchase of common stock	(500)	(300)
Other, net	(3)	—
Net cash used in financing activities	(636)	(407)

NET CHANGE IN CASH AND CASH EQUIVALENTS	805	743

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,583	1,282

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,388	$2,025

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 18, 2016

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	2Q 2016 (2)	Full Year 2016 (2)
$20	$1.20 - $1.25	$1.45 - $1.50
$30	$1.40 - $1.45	$1.60 - $1.65
Current Market (1)	$1.75 - $1.80	$1.85 - $1.90
$50	$1.90 - $1.95	$1.95 - $2.00
$60	$2.05 - $2.10	$2.05 - $2.10

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2017	62%
2018	35%

(1) Brent crude oil average market price as of April 18, 2016, was approximately $43 per barrel for second quarter 2016 and $41 per barrel for full year 2016.
(2) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 18, 2016.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2016

	The Boeing Company			The Boeing Company
	737 NG			737 MAX
	-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2016	38	—	21	—	—		—	59	(2)
2017	33	—	14	—	14		—	61
2018	18	18	4	—	13		—	53
2019	—	—	—	15	10		—	25
2020	—	—	—	14	22		—	36
2021	—	—	—	1	33		18	52
2022	—	—	—	—	30		19	49
2023	—	—	—	—	24		23	47
2024	—	—	—	—	24		23	47
2025	—	—	—	—	—		36	36
2026	—	—	—	—	—		36	36
2027	—	—	—	—	—		36	36
	89	18	39	30	170	(1)	191	537

(1) The Company has flexibility to substitute 737-7 in lieu of 737-8 firm orders beginning in 2019.
(2) Includes seven 737-800s and thirteen 737-700s delivered as of March 31, 2016.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include a one-time special revenue adjustment due to the July 2015 amendment of the Company's co-branded credit card agreement with Chase Bank USA, N.A. and a resulting change in accounting methodology, union contract bonuses recorded for certain workgroups, expenses associated with the Company's acquisition and integration of AirTran incurred in 2015, and a gain resulting from a litigation settlement received in January 2015. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The Company does not expect to incur any further Acquisition and integration costs related to the AirTran acquisition.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2016, the Company generated $1.2 billion in free cash flow, calculated as operating cash flows of $1.6 billion less capital expenditures of $438 million less assets constructed for others of $11 million plus reimbursements for assets constructed for others of $10 million.
The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables (see Return on Invested Capital).